Exhibit 99.1

ECOLAB INC.

 SUPPLEMENTAL REVISED CONSOLIDATED STATEMENT OF INCOME FOR THE
YEARS ENDED DECEMBER 31, 2017 AND 2016

(unaudited)

Year ended December 31 (millions, except per share amounts)	2017				2016

	2017 Reported	Revenue Standard Adoption	Pension Standard Adoption	2017 Revised	2016 Reported	Revenue Standard Adoption	Pension Standard Adoption	2016 Revised
Net sales	$13,838.3	$(13,838.3)	$-	$-	$13,152.8	$(13,152.8)	$-	$-
Product and equipment sales	-	11,416.3	-	11,416.3	-	10,890.4	-	10,890.4
Service and lease sales	-	2,419.6	-	2,419.6	-	2,261.4	-	2,261.4
Total net sales	13,838.3	(2.4)	-	13,835.9	13,152.8	(1.0)	-	13,151.8

Cost of sales	7,405.1	(7,405.1)	-	-	6,898.9	(6,898.9)	-	-
Product and equipment cost of sales	-	6,587.5	3.7	6,591.2	-	6,163.7	4.5	6,168.2
Service and lease sales	-	1,507.8	0.8	1,508.6	-	1,399.2	0.7	1,399.9
Total cost of sales (including special charges (a))	7,405.1	690.3	4.4	8,099.8	6,898.9	664.0	5.2	7,568.1

Selling, general, and administrative expenses	4,417.1	(690.3)	62.9	3,789.7	4,299.4	(664.0)	38.6	3,674.0
Special (gains) and charges	(3.7)	-	-	(3.7)	39.5	-	-	39.5
Operating income	2,019.8	(2.4)	(67.3)	1,950.1	1,915.0	(1.0)	(43.8)	1,870.2

Other (income)/expense	-	-	(67.3)	(67.3)	-	-	(43.8)	(43.8)
Interest expense, net (including special charges (b))	255.0	-	-	255.0	264.6	-	-	264.6

Income before income taxes	1,764.8	(2.4)	-	1,762.4	1,650.4	(1.0)	-	1,649.4
Provision for income taxes	242.4	1.4	-	243.8	403.3	(0.4)	-	402.9
Net income including noncontrolling interest	1,522.4	(3.8)	-	1,518.6	1,247.1	(0.6)	-	1,246.5
Net income attributable to noncontrolling interest	14.0	-	-	14.0	17.5	-	-	17.5
Net income attributable to Ecolab	$1,508.4	$(3.8)	$-	$1,504.6	$1,229.6	$(0.6)	$-	$1,229.0

Earnings attributable to Ecolab per common share
Basic	$ 5.21			$ 5.20	$ 4.20			$ 4.20
Diluted	$ 5.13			$ 5.12	$ 4.14			$ 4.14

Weighted-average common shares outstanding
Basic	289.6			289.6	292.5			292.5
Diluted	294.0			294.0	296.7			296.7

(a)	Total cost of sales includes special charges of $44.0 million and $66.0 million in 2017 and 2016, respectively, which are recorded in product and equipment cost of sales.
(b)	Interest expense includes special charges of $21.9 million in 2017

Notes:

The Company revised the Consolidated Statement of Income to reflect the retrospective adoption of new accounting standards.

The “Revenue Standard Adoption” column represents the effect of adopting Accounting Standards Codification Topic 606 Revenue from Contracts with Customers and the related amendments (“the new revenue standard”) using the full retrospective method. The new revenue standard was applied to all periods presented and the cumulative effect of applying the standard is recognized at the beginning of the earliest year presented. The Company identified additional performance obligations primarily related to performing service activities, which were explicitly or implicitly included in contracts with customers. These performance obligations, when aggregated with service revenue reported, represent more than 10% of net sales. Upon adoption of the new revenue standard, service and leased equipment revenue are reported separately from product and sold equipment revenue. Concurrent with the adoption of the new revenue standard, the Company reclassified certain costs from selling, general and administrative expenses to cost of sales, to align the cost of providing the service with the recognition of service revenue.  The Company recorded a net reduction to opening retained earnings of $29.3 million, net of tax, as of January 1, 2016 due to the impact of adopting the new revenue standard, primarily related to deferring service revenue.

On January 1, 2018, the Company also retrospectively adopted Accounting Standards Update 2017-07 Compensation – Retirement Benefits:  Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“the new pension standard”) for presentation of the components of net periodic benefit costs for pension and other post-retirement benefits within the Consolidated Statement of Income. Under the new pension standard, non-service components of net periodic benefit cost are presented in other (income)/expense, while the service component will continue to be recorded with compensation cost in cost of sales and selling, general, and administrative expenses. The effect of adopting the new pension standard is included in the “Pension Standard Adoption” column in the table above.